Exhibit 10.4.3

                       SUBCONTRACT FOR CONSULTING SERVICES


This SubContract is entered into effective as of April 10, 2000, between J&J Business Management, Inc. ("J&J") and Genesis Business Alliance, Inc. ("Genesis").

J&J has previously entered into a Consulting Agreement, including an Addendum A and an Amendment 1 thereto (the "Consulting Agreement") with eTravelServe.com, Inc. ("eTravel"). J&J wishes to subcontract to Genesis all or part of the consulting services to be rendered by J&J under the Consulting Agreement, and Genesis wishes to undertake such services and has represented that it is capable of providing the services required under the Consulting Agreement.

Therefore, J&J and Genesis agree as follows:

1. Genesis will perform the consulting services required of J&J under the Consulting Agreement when and to the extent requested by J&J and to the satisfaction of eTravel.

2. The consulting fees to be paid to Genesis shall be negotiated between Genesis and J&J from time to time based upon the services requested of Genesis hereunder. All consulting fees, including reimbursement of any expenses incurred by Genesis in connection with its services, shall be billed to J&J on a monthly basis and shall be payable by J&J within 15 days of billing. In addition, J&J will transfer to Genesis 75% of any options for the purchase of eTravel restricted stock received from eTravel pursuant to the Consulting Agreement

3.       This Agreement shall remain in effect through December 31, 2000.



GENESIS BUSINESS ALLIANCE, INC.           J&J BUSINESS MANAGEMENT, INC.


By: /s/ Paul R. Johnson                   By: /s/ Caterina Johnson
    ------------------------------            ----------------------------------
     Paul R. Johnson, President               Caterina Johnson, President




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